Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES 2012 FINANCIAL GUIDANCE

The Woodlands, Texas (January 4, 2012) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced 2012 earnings guidance of $0.70 to $0.90 per fully diluted share from continuing operations attributable to TETRA stockholders. This range excludes an expected pretax loss of $5.0 million, or approximately $0.04 per fully diluted share, from the continued winding-down of the Maritech segment in 2012.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, commented, “Our earnings guidance of $0.70 to $0.90 per fully diluted share reflects anticipated improvement in each of our service segments in 2012. During 2012, we expect to benefit from the continued strength of shale-related activity onshore in the US, improvements in completion activity in the deepwater Gulf of Mexico, continued strength in Mexico and increased activity in other international markets, and improved conditions in the Gulf of Mexico abandonment and decommissioning market.

“For the Fluids Division, our mid-range 2012 guidance estimates of $330 million in revenues and $44.0 million in pretax profit represent a significant improvement over our expected 2011 results. The main contributors to this anticipated improvement are continued strength in our onshore fluids market associated with shale activity in the US, improved operating performance from our El Dorado calcium chloride plant, and increased completion activity in the deepwater Gulf of Mexico. Over the past several quarters, we have made significant improvements in our production rates and associated operating efficiencies at the El Dorado plant, and we remain confident that this will result in continued margin improvement in 2012. Although we have not seen a significant increase in activity for our Gulf of Mexico fluids business recently, we do expect to benefit from the recent improvements in drilling activity, particularly in the second half of 2012.

“For the Offshore Services segment, our mid-range 2012 guidance estimates are $335 million in revenues and $50 million in pretax profit. The main contributor to the anticipated improvement over our expected 2011 results is the TETRA Hedron heavy lift barge, which we acquired this past July. The TETRA Hedron has been working in the Gulf of Mexico since mid-November 2011, and we are pleased with the operational execution on our initial projects. The expected benefit of a full year of activity with the TETRA Hedron is a significant factor in our projections for 2012 for this segment. Overall, we still expect 2012 to present a fairly challenging market environment for Offshore Services, although we have seen early indications of a slight uptick in activity. We have fully integrated our 2011 acquisitions, and we expect the resulting efficiencies to contribute to improved financial results in 2012. For 2012 and beyond, we continue to believe that our focus on abandonment and decommissioning has ideally positioned us to benefit from the expected increase in this activity in the Gulf of Mexico.

“Our mid-range 2012 guidance estimates for the Production Testing segment are $175 million in revenues and $48 million in pretax profit. In this segment, we have seen significant improvements in profitability throughout 2011, driven primarily by increased shale activity in the US and a strong recovery in Mexico. As we have seen this market activity improve, we have made significant capital expenditures relating to the business. We have reaped the benefits of this investment, which should also be a major contributor to our growth in 2012 and beyond. Our continued focus on international growth is also yielding benefits, as we have seen increased business in new areas outside of our traditional North American markets.

“For the Compressco segment, we are estimating mid-range 2012 guidance of $100 million in revenues and $23 million in pretax profit. This improvement over anticipated 2011 results is driven by a combination of several factors. First, we expect to benefit from the significant investment made in Latin America during 2011 associated with increased demand for production enhancement services. Second, our continued overall focus on cost reduction and supply chain strategies should result in margin improvements. And finally, a continued focus on growing our market position, especially in the vapor recovery and liquid-driven US shale basins, and a continued emphasis on international growth should favorably impact Compressco’s 2012 results despite the current low natural gas price environment.

“As we close the fourth quarter of 2011, activity in our businesses continues to trend in a positive direction consistent with our 2012 assumptions. The sole exception is our Offshore Services segment, which is dealing with typically slow fourth quarter activity in the Gulf of Mexico and the added impact of unusually poor weather conditions. We expect to close the year with a very strong balance sheet that should support a much higher level of planned capital expenditure in 2012. This significant planned increase in growth capital is particularly focused on our Fluids Division and Production Testing segment, to take advantage of demand in the shale basins and select international opportunities. In addition to this intensified focus on organic growth, we continue to look aggressively at M&A opportunities for these businesses, and we are fully prepared to pursue attractive acquisitions, as they present themselves.

“In 2012, we expect to spend approximately $70 million on Maritech abandonment and decommissioning activity. The vast majority of this work will be performed by our Offshore Services operations, and the guidance tables below reflect this expectation. As a result of these efforts, we anticipate finishing 2012 with only a modest amount of remaining liability associated with Maritech. Based on the estimated abandonment and decommissioning work, we expect that Maritech will generate a pretax loss of approximately $5.0 million in 2012.

“In keeping with our historical practice, we are not providing quarterly earnings guidance for 2012. However, we do expect that the Offshore Services segment will experience a very weak first quarter in 2012 due to typically poor seasonal weather in the Gulf of Mexico and our need to dry-dock several assets for their periodic maintenance and inspections.”

Divisional Estimates (continuing operations)
(in millions)		Profit Before
	Revenues	Tax (PBT)	Cash CapEx(1)	DD&A(2)
Fluids Division	$315.0 - 345.0	$40.0 - 48.0	$40.0	$25.0
Offshore Services	320.0 - 350.0	46.0 - 54.0	22.0	19.0
Intersegment eliminations	(55.0)	-	-	-
Offshore Division	265.0 - 295.0	46.0 - 54.0	22.0	19.0
Production Testing	165.0 - 185.0	44.0 - 52.0	45.0	19.0
Compressco	95.0 - 105.0	21.0 - 25.0	16.0	14.0
Production Enhancement Division	260.0 - 290.0	65.0 - 77.0	61.0	33.0
Operating divisions total(3)	$840.0 - 930.0	$151.0 - 179.0	$123.0	$77.0
(1) Excludes $2.8 million of corporate.
(2) Excludes $3.3 million of corporate.
(3) Operating division guidance excludes an expected pretax loss of $5 million in the Maritech segment and $70.0 million of net cash for Maritech abandonment and decommissioning activities that are not classified as capex.

Consolidated Estimate (continuing operations)
(in millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$151.0	$179.0
Corporate overhead	(42.6)	(43.4)
Net interest and other expenses	(18.6)	(19.8)
Income before taxes	89.8	115.8
Provision for income taxes (35.7%)	(32.1)	(41.3)
Net income	57.7	74.5
Net income attributable to non-controlling interest	(2.8)	(3.4)
Net income attributable to TETRA stockholders	$54.9	$71.1
Fully diluted shares outstanding	79.0	79.0
Per share earnings	$0.70	$0.90

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2011 and 2012, anticipated benefits from the Company’s acquisition of the TETRA Hedron derrick barge, including expected demand for the barge’s services in 2012, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com